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                                                                    EXHIBIT 99.B
                                                                        Form 8-K


                           TOUCHSTONE SOFTWARE CORPORATION

[TOUCHSTONE SOFTWARE       2124 MAIN ST.                 1538 TURNPIKE STREET
  CORPORATION LOGO]        HUNTINGTON BEACH, CA 92648    NORTH ANDOVER, MA 01845

                           TRADED:  Nasdaq NMS: TSSW

AT THE COMPANY:
PIERRE A. NARATH              RAY NORBERTE               RON MAAS                         RICH WEST
PRESIDENT AND CEO             INVESTOR RELATIONS         EXEC. VICE PRESIDENT             MEDIA RELATIONS
(978) 686-6468                (714) 969-7746             (714) 969-7746                   (978)686-6468

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FOR IMMEDIATE RELEASE
MARCH 10, 1999

            TOUCHSTONE SOFTWARE COMPLETES $4.5 MILLION ACQUISITION OF
                             UNICORE SOFTWARE, INC.

       COMBINED COMPANY EXPECTS TO BECOME AGGRESSIVE LEADER IN DIAGNOSTIC
                   INNOVATIONS AND SYSTEM MANAGEMENT SOFTWARE

HUNTINGTON BEACH, CA, MARCH 10, 1999 TouchStone Software Corporation (Nasdaq
NMS: TSSW) today announced the completion of the acquisition of Massachusetts-based Unicore Software, Inc. ("Unicore") a privately-held leading BIOS upgrade provider. TouchStone has acquired all of the issued and outstanding capital stock of Unicore for a total purchase price of $4,555,000. Of this sum, $1,205,000 was paid in cash at the closing. The balance of $3,350,000 is expected to be paid in TouchStone Common Stock immediately following TouchStone's 1999 Annual Meeting of Stockholders to be held on or before July 31, 1999.

         "The completion of the Unicore acquisition, which is expected to immediately improve TouchStone's bottom line, provides the ability to resource nearly 10 years of aggressive sales experience in both direct and OEM channels," said Pierre Narath, President and Chief Executive Officer of TouchStone Software Corporation.

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         "This acquisition also reflects TouchStone's continued efforts to lower the overall cost of PC ownership while enabling users the ability to effectively and easily use complex technologies. Unicore also possesses extensive engineering resources and market-leading low-level PC diagnostic tools. Our immediate goals will be to capitalize on e-commerce opportunities with the development of a TouchStone e-commerce webstore as well as intensified efforts in research and development of diagnostics for the Microsoft Windows NT platform. We expect the combined Company to achieve both operational and financial success, as we leverage TouchStone's brand recognition and strong product lines and Unicore's BIOS upgrade expertise."

         At the Annual Meeting, in accordance with the corporate governance rules for continued listing of TouchStone's Common Stock on Nasdaq, the stockholders of TouchStone will be asked to approve the issuance of 3,350,000 shares of the Company's Common Stock at the rate of $1.00 per share as payment of the balance of the purchase price for Unicore. If the stockholders do not approve the issuance of the Common Stock, it is anticipated that the balance of the purchase price would be paid in cash. However, the stockholders of Unicore retain the right to elect to receive TouchStone Common Stock, in lieu of cash, even if the stockholders do not approve such issuance.

         In connection with the acquisition, the two stockholders of Unicore, Pierre A. Narath and Jason K. Raza, have each entered a specified 3-year employment agreement with TouchStone. Each will receive "piggy-back registration rights" with respect to all shares of TouchStone's Common Stock that will be received for payment of the purchase price for Unicore. Mr. Narath serves as President and Chief Executive Officer of TouchStone, and Mr. Raza will serve as Vice-President. Assuming that the balance of the purchase price for Unicore were paid in shares of TouchStone's Common Stock, Mr. Narath would own 2,805,000 shares, including shares he previously purchased, or approximately 25%, of the TouchStone Common Stock outstanding immediately following the acquisition.


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              Unicore Software, Inc. Financial Snapshot (unaudited)

                                       1998               1997           Change
                                       ----               ----           ------
         Revenue                    $3,264,000         $2,411,000          35%
         Net income                 $  417,000         $  197,000          54%


         TouchStone Software Corporation is a leading developer of innovative software designed to help people use complex technologies. The company's products, which include CheckIt 98, CheckIt 98 Diagnostic Suite, CheckIt NetOptimizer and FastMove!, are distributed worldwide through the retail, VAR, distributor, direct and OEM sales channels. TouchStone has offices located at 1538 Turnpike Street, North Andover, MA, 01845 and 2124 Main Street, Huntington Beach, CA 92648, with a branch office in Munich, Germany. Additional information about TouchStone Software is available at www.touchstonesoftware.com.

         Unicore Software, Inc. is a leading provider of system management software which includes BIOS upgrades, PC Diagnostics and Year 2000 Solutions. Unicore's customers consists of a majority of Fortune 500 corporations, government agencies, and major educational/financial institutions. Prior to the announcement of the acquisition, Unicore was a wholly owned subsidiary of Phoenix Technologies LTD/Award Software (Nasdaq NMS: PTEC). Information on Unicore Software, Inc. and all of their products is available at www.unicore.com

(Note: This release contains certain forward-looking statements regarding product development schedules, sales of products in the future, return to profitability, financial position and growth plans. Such statements are subject to risks and uncertainties. Actual results could vary materially from these statements or current trends. Investors should refer to TouchStone's 1998 Form 10-KSB and Form 8KSB, to be released shortly, for a further description of the Unicore acquisition and various risk factors.)

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